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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

UTStarcom China Ltd., a company organized under the laws of the People's Republic of China.

Hangzhou UTStarcom Telecommunications Co., Ltd., a company organized under the laws of the People's Republic of China.

Guangdong UTStarcom Telecom Co., Ltd., a company organized under the laws of the People's Republic of China.

AbacusChina, Inc., a company organized under the laws of the Cayman Islands.